Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Parsley Energy, Inc.:

We consent to the use of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Parsley Energy, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Dallas, Texas

November 22, 2019